Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Integrated BioPharma, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121601, 333-144155 and 333-149855) of Integrated BioPharma, Inc., of our report dated October 12, 2009, relating to the consolidated financial statements as of June 30, 2009 and 2008 and for the fiscal years then ended, which is included in this Form 10-K filing, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Integrated BioPharma, Inc. to continue as a going concern.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
October 12, 2009